EXHIBIT 99.1

January 30, 2018 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended December 31, 2017, of $898,000, a decrease from the $2,024,000 earned for the fourth quarter of 2016.   Earnings per share for the fourth quarter of 2017 were $.19 compared to $.43 for the prior year fourth quarter.  For the year ended December 31, 2017, net income totaled $7,509,000, an increase of $589,000, or 8.5 percent, from net income of $6,920,000 for the year ended December 31, 2016.  Earnings per share were $1.60 for 2017 versus $1.59 for 2016.  Return on average assets and return on average equity were .74 percent and 6.95 percent, respectively, for the year ended December 31, 2017, compared to .77 percent and 7.05 percent, respectively, for the same period in the prior year.  The results for the quarter and year ended December 31, 2017 include a charge of $1,783,000, or $.38 per share, to revalue the Company's net deferred tax assets as result of the Tax Cuts and Jobs Act, which was enacted on December 22, 2017.  The charge caused a corresponding reduction of 18 and 165 basis points, respectively, on return on average assets and return on average equity for the year ended December 31, 2017.

"The Company enjoyed a very successful 2017, both in our traditional markets and in the Milton Bancorp footprint acquired just 16 months ago.  Last week, we celebrated the announcement of a quarterly dividend paid to shareholders, a commitment we've been keeping for eight consecutive years.  While these achievements were somewhat dimmed by the unexpected expense caused by the recent change in tax code, they are still proof of the Company's strength as we enter into Ohio Valley Bank's 146th year in business," commented Thomas E. Wiseman, President and CEO of Ohio Valley Banc Corp.  "We will continue to drive not just our company, but also our communities, to thrive in the upcoming year."

For the fourth quarter of 2017, net interest income increased $494,000, and for the year ended December 31, 2017, net interest income increased $5,407,000, or 14.9 percent, from the same respective periods the prior year.  Positively impacting net interest income was the growth in earning assets.  For the year ended December 31, 2017, average earning assets increased $105 million from 2016.  The growth in average earning assets was attributable to average loans, which increased $109 million.  In addition to positive loan growth from existing markets, the growth in loans was supplemented from recent expansion initiatives.  During the third quarter of 2016, the Company acquired Milton Bancorp, Inc. ("Milton"), which contributed $61 million to the growth in loans.  Furthermore, the Company opened a loan production office in Athens, Ohio in late 2015.  Average loans for the Athens location increased $13 million for the year of 2017, as compared to 2016.  Adding to the contribution from the growth in earning assets was the increase in the strong net interest margin, or profit margin on earning assets.  For the year ended December 31, 2017, the net interest margin was 4.49 percent, compared to 4.40 percent for the same period the prior year.  The improvement in net interest margin was related to the general increase in interest rates and to higher loan balances relative to total earning assets.

For the three months ended December 31, 2017, the provision for loan losses totaled $643,000, an increase of $145,000, and for the year ended December 31, 2017, the provision for loan losses totaled $2,564,000, a decrease of $262,000, from the same respective periods in 2016.  The provision for loan loss expense incurred for the three months ended December 31, 2017 was primarily related to net charge-offs of $457,000.  For the year ended December 31, 2017, the provision for loan loss expense incurred was related to net charge-offs of $2,765,000, which were partially offset by a net decrease in the sum of specific reserves on collateral dependent impaired loans and general reserves for various loan portfolio risks.  The ratio of nonperforming loans to total loans was 1.36 percent at December 31, 2017, compared to 1.26 percent at December 31, 2016.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2017 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was .97 percent of total loans at December 31, 2017, compared to 1.05 percent at December 31, 2016.

For the three months ended December 31, 2017, noninterest income totaled $1,928,000, compared to $1,450,000 for the same period last year, an increase of $478,000.  Noninterest income totaled $9,435,000 for the year ended December 31, 2017, compared to $8,239,000 for the same period last year, an increase of $1,196,000, or 14.5 percent.  The year-to-date increase in noninterest income was related to the higher deposit base associated with the Milton acquisition.  For the year ended December 31, 2017, interchange income earned from debit and credit transactions increased $782,000 and service charges on deposit accounts increased $160,000, respectively, from 2016.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  For 2017, income from bank owned life insurance increased $501,000 in relation to the receipt of life insurance proceeds of $514,000.  Partially offsetting the increases above were tax refund processing fees.  For 2017, tax refund processing fees totaled $1,692,000, a decrease of $356,000 from 2016.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.  For the year ended December 31, 2017, all other noninterest income sources increased $109,000 from 2016, led by a decrease in losses on foreclosed properties.

For the three months ended December 31, 2017, noninterest expense totaled $8,136,000, a decrease of $193,000 from the same period in 2016.  For the year ended December 31, 2017, noninterest expense totaled $36,609,000, an increase of $3,710,000, or 11.3 percent, from 2016.  Generally, the acquisition of Milton during the third quarter of 2016 contributed to an increase in most noninterest expense categories on a year-to-date basis, related to having a larger organization after the merger.  However, for the year ended December 31 2017, merger related expenses decreased $891,000 from 2016.  The Company's largest noninterest expense, salaries and employee benefits, increased $537,000 as compared to the fourth quarter of 2016 and increased $1,935,000 as compared to the year of 2016.  The year-to-date increase was primarily related to adding Milton employees, annual merit increases, and higher health insurance expense.  As previously reported, management discovered four fraudulent wire transfers associated with a single account relationship totaling $933,000 during the second quarter of 2017.  As of December 31, 2017, management was able to recover $833,000 of the loss, of which $730,000 was recovered during the fourth quarter of 2017 via insurance coverage.  The remaining noninterest expenses increased $2,566,000 for 2017, as compared to 2016, led by data processing, professional fees, and foreclosure expense.

The Company's total assets at December 31, 2017 were $1.026 billion, an increase of $72 million, or 7.5 percent, from December 31, 2016.  The increase in assets was related to growth in loans of $34 million and interest-bearing deposits with banks of $34 million.  The growth in assets was funded predominately by an increase in deposits of $66 million.  At December 31, 2017, total shareholders' equity totaled $109 million, an increase of $4.8 million, or 4.6 percent, from the prior year end.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained in this  earnings  release that are not statements of  historical  fact constitute  forward-looking  statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
PER SHARE DATA
Earnings per share	$0.19	$0.43	$1.60	$1.59
Dividends per share	$0.21	$0.21	$0.84	$0.82
Book value per share	$23.26	$22.40	$23.26	$22.40
Dividend payout ratio (a)	109.75%	48.40%	52.36%	51.79%
Weighted average shares outstanding	4,697,592	4,665,765	4,685,067	4,351,748

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$188	$181
Dividends reinvested under
dividend reinvestment plan (c)	$372	$427	$1,539	$1,676

PERFORMANCE RATIOS
Return on average equity	3.22%	7.61%	6.95%	7.05%
Return on average assets	0.35%	0.84%	0.74%	0.77%
Net interest margin (d)	4.47%	4.57%	4.49%	4.40%
Efficiency ratio (e)	64.30%	71.43%	70.48%	72.75%
Average earning assets (in 000's)	$951,037	$889,167	$946,403	$841,079

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$10,772	$10,119	$42,182	$36,266
Interest and dividends on securities	892	722	3,526	3,082
Total interest income	11,664	10,841	45,708	39,348
Interest expense:
Deposits	858	549	2,843	2,154
Borrowings	277	257	1,132	868
Total interest expense	1,135	806	3,975	3,022
Net interest income	10,529	10,035	41,733	36,326
Provision for loan losses	643	498	2,564	2,826
Noninterest income:
Service charges on deposit accounts	562	563	2,137	1,977
Trust fees	63	53	240	227
Income from bank owned life insurance and
annuity assets	245	150	1,226	725
Mortgage banking income	101	65	265	227
Electronic refund check / deposit fees	25	11	1,692	2,048
Debit / credit card interchange income	870	730	3,376	2,594
Gain (loss) on other real estate owned	(95)	(467)	(189)	(467)
Other	157	345	688	908
Total noninterest income	1,928	1,450	9,435	8,239
Noninterest expense:
Salaries and employee benefits	5,281	4,744	20,809	18,874
Occupancy	439	546	1,770	1,846
Furniture and equipment	262	251	1,049	922
Professional fees	454	342	1,792	1,362
Marketing expense	249	171	1,034	915
FDIC insurance	99	77	465	455
Data processing	429	386	2,081	1,455
Software	384	354	1,486	1,316
Foreclosed assets	74	110	499	357
Amortization of intangibles	36	68	156	68
Merger related expenses	6	153	39	930
Other	423	1,127	5,429	4,399
Total noninterest expense	8,136	8,329	36,609	32,899
Income before income taxes	3,678	2,658	11,995	8,840
Income taxes	2,780	634	4,486	1,920
NET INCOME	$898	$2,024	$7,509	$6,920

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2017	2016
ASSETS
Cash and noninterest-bearing deposits with banks	$12,664	$12,512
Interest-bearing deposits with banks	61,909	27,654
Total cash and cash equivalents	74,573	40,166
Certificates of deposit in financial institutions	1,820	1,670
Securities available for sale	101,125	96,490
Securities held to maturity (estimated fair value: 2017 - $18,079; 2016 - $19,171)	17,581	18,665
Restricted investments in bank stocks	7,506	7,506
Total loans	769,319	734,901
Less: Allowance for loan losses	(7,499)	(7,699)
Net loans	761,820	727,202
Premises and equipment, net	13,281	12,783
Other real estate owned	1,574	2,129
Accrued interest receivable	2,503	2,315
Goodwill	7,371	7,801
Other intangible assets, net	514	670
Bank owned life insurance and annuity assets	28,675	29,349
Other assets	7,947	7,894
Total assets	$1,026,290	$954,640

LIABILITIES
Noninterest-bearing deposits	$253,655	$209,576
Interest-bearing deposits	603,069	580,876
Total deposits	856,724	790,452
Other borrowed funds	35,949	37,085
Subordinated debentures	8,500	8,500
Accrued liabilities	15,756	14,075
Total liabilities	916,929	850,112

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2017 - 5,362,005 shares issued; 2016 - 5,325,504 shares issued)	5,362	5,326
Additional paid-in capital	47,895	46,788
Retained earnings	72,694	69,117
Accumulated other comprehensive loss	(878)	(991)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	109,361	104,528
Total liabilities and shareholders' equity	$1,026,290	$954,640